CONSULTING AGREEMENT
    THIS CONSULTING AGREEMENT (this “Agreement”), is made and entered into as of the 21 day of 10, 2022, by and between AFLAC INCORPORATED, a Georgia corporation, hereinafter referred to as “Corporation,” and ERIC M. KIRSCH, a resident of Palm Beach County, Florida, hereinafter referred to as “Consultant.”

    W I T N E S S E T H T H A T:

    WHEREAS, the Consultant is currently employed as the Corporation’s Executive Vice President, Global CIO;
WHEREAS, Consultant has announced his intent to retire from his role as Corporation’s Executive Vice President, Global CIO, and to retire from his employment with Corporation, as of March 31, 2023;
WHEREAS, Corporation believes that, due to Consultant’s business experience and his knowledge of Corporation and its industry, retaining his services to assist with various projects for a twelve (12)-month period following his retirement is of material importance to Corporation and its shareholders;
WHEREAS, Corporation therefore wishes to retain Consultant as an independent contractor for a twelve (12)-month period beginning on April 1, 2023 (the “Effective Date”); and Consultant wishes to continue to provide services to Corporation in such capacity during such period;
WHEREAS, to that end, the parties agree that the terms and conditions of this Agreement shall govern Consultant’s engagement by Corporation for the purposes described herein beginning on the Effective Date; and that on and after the Effective Date, this Agreement shall provide the sole terms with respect to Consultant’s contractual services and his compensation for such services;
    NOW, THEREFORE, the parties, for and in consideration of the mutual covenants and agreements hereinafter contained, do contract and agree as follows, to-wit:
1.Engagement. Commencing as of the Effective Date, Corporation hereby engages Consultant, and Consultant hereby accepts such engagement, with the duties and responsibilities, and pursuant to the terms, set forth in this Agreement.
2.Term. Unless terminated sooner pursuant to the terms of Section 7, the term of Consultant’s engagement under this Agreement will commence on the Effective Date and terminate on March 31, 2024 (the “Term”).
3.Responsibilities and Services.
(a)Responsibilities. During the Term, Consultant’s duties and responsibilities will consist of (i) leadership transition advice and counsel to the Corporation’s President and Chief Operating Officer (hereinafter COO) and the Chair of the Finance and Investment Committee of the Corporation’s Board of Directors (“FIC Chair”); (ii) transition advice and counsel on strategic equity investments in external managers to include representing the

Corporation and/or its subsidiaries on any designated Board seats and as mutually agreed upon with the Corporation’s Executive Vice President and Global CIO and President of Aflac Global Investments (“CIO”) and respective external managers, including advice and counsel on any new transactions considered by the Corporation during the time of the consulting agreement and as to which the Corporation requests Consultant’s advice and counsel; (iii) attending touch-point meetings on at least a quarterly basis with the CIO, the Corporation’s President and COO, and the FIC Chair; and (iv) attending up to two in-person consultative sessions in Japan in furtherance of Consultant’s services under this Agreement, with such sessions expected to have a duration of 5 days and be attended by Consultant at the expense of the Corporation subject to the provisions of Section 6 below. Should consulting services differ materially from what was originally agreed to at the time of execution of this Agreement, both parties will work in good faith to adjust compensation for additional services rendered.
(b)Time Commitment. Corporation and Consultant agree that Consultant’s time commitment for performing his services under this Agreement will be part-time. More specifically and for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), Corporation and Consultant reasonably anticipate that, commencing as of the Effective Date and at all times during the Term, Consultant’s level of bona fide services will be twenty percent (20%) or less of the average level of bona fide services that Consultant performed over the immediately preceding thirty-six (36)-month period.
(c)Standards. While engaged hereunder, Consultant will devote his best efforts, skills and attention to the projects assigned to him by the COO and will faithfully perform his responsibilities and obligations hereunder.
4.Independent Contractor Status. Consultant will provide his services hereunder in the capacity of an independent Consultant. The COO will direct Consultant as to the projects the COO wants performed and as to the results he wishes to achieve, but will not direct or control, or have the authority to direct or control, Consultant as to how to perform Consultant’s services. This Agreement does not create the relationship of an employer and employee between Corporation and Consultant. Consultant will not hold himself out as employed by Corporation or represent to anyone that his relationship to Corporation is other than that of an independent Consultant. Consultant and Corporation hereby agree that Consultant will not be treated as an employee of Corporation. Corporation will issue Consultant an IRS Form 1099 for the annual fee paid hereunder and will not deduct from the payments made to Consultant hereunder state or federal income taxes, Social Security or Medicare taxes, or other amounts normally withheld from compensation due to employees. Consultant will be solely responsible for paying, and will pay, all state and federal income taxes, self-employment taxes, and any other taxes. Because Consultant is not an employee of Corporation, Consultant recognizes and agrees that he is not entitled to participate in, and will not participate in, any pension plan, welfare plan or other benefit plan sponsored or provided by Corporation with respect to services provided to Corporation during the Term. Further, Consultant hereby specifically acknowledges that he has no claim or right to the payment of Social Security taxes or benefits afforded employees of Corporation, including without limitation unemployment and workers’ compensation benefits. Notwithstanding the foregoing, as more fully described in Section 11(j) below, in no event will this Agreement or any of the services provided by Consultant in any way impact the benefits due to Consultant and/or his spouse or dependents under the terms of any of Corporation’s equity plans or agreements or employee benefit plans.

5.Fees for Consulting Services. In consideration for the consulting services performed by Consultant during the Term, Corporation will pay Consultant an annual fee equal to Seventy-Five Hundred Thousand Dollars ($750,000) (the “Annual Fee”). Consultant’s Annual Fee will be paid quarterly in arrears in the amount of One Hundred Eighty Seven Thousand Five Hundred Dollars ($187,500). Such quarterly payments will be made during or no later than fifteen (15) business days after the end of each quarter. In the event that, pursuant to the terms of Section 7, this Agreement and Consultant’s services are terminated by the Corporation for any reason other than “good cause” (as defined below) before the end of the Term, the Corporation will continue to make the quarterly payments within 15 days after each quarter as if the agreement remained in place.
6.Costs and Expenses. In addition to the fees for consulting services, Corporation shall pay or reimburse Consultant for his reasonable costs and expenses of providing services under this Agreement, provided Consultant provides Corporation with documentation of such expenses at such time and in such form as Corporation may require. To the extent that any such payments made or benefits provided pursuant to this Agreement are reimbursements or in-kind payments, to the extent necessary to comply with Code Section 409A, the amount of such payments or benefits during any calendar year shall not affect the amounts or benefits provided in any other calendar year, the payment date shall in no event be later than the last day of the calendar year immediately following the calendar year in which an expense was incurred, and the right to any such payments or benefits shall not be subject to liquidation or exchange for another payment or benefit.
7.Termination of Agreement.
A. Consultant may terminate this Agreement at any time with thirty (30) days’ prior written notice given to Corporation. In the event that Consultant terminates this Agreement prior to the termination date, then Corporation will stop making payments to Consultant on the effective date of the termination and Consultant will receive a prorated portion of the quarterly payment for the number of days in the quarter in which the termination was made.
B. Corporation may terminate this Agreement with “good cause” (“good cause” being hereinafter defined) by giving at least thirty (30) days written notice to Consultant of Corporation’s intention to terminate this Agreement with good cause. For purposes of this Agreement, “good cause” shall mean that in the reasonable and good faith determination of Corporation’s Chief Executive Officer, any of the following have occurred or exist: (i) Consultant’s willful and deliberate failure to substantially perform his duties hereunder for reasons other than your sickness, injury or disability; (ii) Consultant’s willful and deliberate conduct which results in substantial injury or damage to Corporation, including its subsidiaries and affiliated entities; or (iii) Consultant’s conviction or plea of guilty of a felony crime; provided, however, termination of this Agreement for good cause under (i) and (ii) of this Section 7 shall not exist if Consultant cures or remedies the conduct constituting good cause within thirty (30) days after receipt of Corporation’s written notice of termination. In the event that Corporation terminates this Agreement for good cause, then Corporation will stop making payments to Consultant on the effective date of the termination and Consultant will receive a prorated portion of the quarterly payment for the number of days in the quarter in which the termination was made.
    C. Upon termination or expiration of this Agreement, Consultant shall return to Corporation all materials, including but not limited to documents, information, equipment (e.g., mobile telephone, computer and tablet) and files, provided at any time to Consultant by Corporation, belonging to Corporation, and/or produced at any time by Consultant in providing services to Corporation

8.Covenants.
A.Covenant against Competition. For a period of twelve (12) months beginning on the Effective Date, Consultant agrees not to compete with Corporation and its affiliated companies (the “Aflac Companies”) by providing in the Restricted Territory (as defined in subparagraph A(ii) of this Section 8) to any Competing Business (as defined in subparagraph A(i) of this Section 8), services that are the same as or similar to those Consultant provided to the Aflac Companies (either in his capacity as an employee of Corporation or one of its affiliates, or as a Consultant hereunder) with respect to the Aflac Business during the twelve (12) month period beginning on the Effective Date.
(i)“Competing Business” means any entity included in the 2021 Peer Group as described in the Aflac Incorporated Notice of 2022 Annual Meeting of Shareholders and Annual Proxy Statement filed with the U.S. Securities and Exchange Commission on March 17, 2022, namely: Allstate, Assurant, Brighthouse, Chubb, CNO, The Hartford, Humana, Lincoln National, Manulife, MetLife, Principal, Progressive, Prudential, Travelers and Unum.

(ii)“Restricted Territory” means the area within the United States (including the District of Columbia, Puerto Rico, the U.S. Virgin Islands, and Guam) and Japan.

B.Nondisclosure of Confidential Information. For purposes of this Agreement, “Confidential Information” means any and all data and information, whether disclosed orally, in writing, by observation, or otherwise, relating to Aflac’s Business (as defined in B(i)) of which Consultant became aware as a consequence of, during, or through Consultant’s performance of Services under this Agreement which is not generally known to Aflac’s competitors or the public and is subject to reasonable efforts to maintain its secrecy. Confidential Information covered by this Agreement does not have to be marked “Confidential” to be treated as such. Confidential Information may include, without limitation, information relating to Aflac’s designs; programs; methods; techniques; Information Technology operational plans, Information Technology system architecture; Information Technology security protocols; research and development; finances; actual or potential policyholder, payroll account and agent information and lists; pricing practices; marketing strategies; existing and future products and services; business plans and operations, whether written or otherwise, which is not common knowledge in Aflac’s industry or to the public. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public or its competitors by Aflac (except where such public disclosure has been made by Consultant without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. Consultant agrees that all Confidential Information and all physical embodiments thereof are confidential to Aflac, and will remain Aflac’s sole and exclusive property.
Until and unless any of such Confidential Information loses its status as Confidential Information through no fault, either directly or indirectly, of Consultant (i) Consultant agrees to maintain in strict confidence, and exercise reasonable care to protect the confidentiality of all information disclosed to it or him by or concerning Aflac, and such confidential and proprietary information will be used by Consultant solely in connection with the performance of Services under this Agreement, and will be shared by Consultant solely on a “need to know” basis in connection with the performance of the Services under this Agreement. Such information shall be returned to Aflac immediately upon the expiration or termination of this Agreement for any reason. Consultant shall deliver any messages to the marketplace or communicate any information on behalf of Aflac, without the prior approval of Aflac.

(i)"Aflac Business" means the Aflac Companies' insurance company business, third party administration business and limited health service business, which the Aflac Companies operate throughout the United States (including the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Guam) and throughout Japan, and which includes but is not limited to (i) the business of developing, underwriting, marketing, selling, issuing, reinsuring, administering and distributing individual and group voluntary insurance products, including accident, cancer and other specified diseases, dental, hospital confinement indemnity, hospital confinement sickness indemnity, hospital intensive care, life, annuities, lump sum cancer, lump sum cancer critical illness, specified health event, short term disability and vision; (ii) the business of developing, underwriting, marketing, selling, issuing, reinsuring, administering and distributing group term life, group accidental death and dismemberment, group short-term disability, and group long-term disability policies, and providing (a) administrative services only with respect to group life or disability income coverage and (b) absence management and leave administration services; (iii) the business of non risk-bearing and risk-bearing business provided to managed care entities and government sponsored plans including but not limited to Medicaid, Medicare Advantage, and Health Management Organizations including claims management, customer care, customer service, network development, utilization management, grievances and appeals handling, credentialing and HEDIS services provided to managed care entities and other associations; (iv) the offering of un-reimbursed medical, dependent care, and transportation flexible spending accounts; and (v) operating a private medical and insurance product exchange and similar enrollment services. "Aflac Business" will also include any additional insurance and reimbursement account products and services, which become part of the business conducted by the Aflac Companies, whether through acquisition and/or development, and in which or to which Consultant has had direct exposure during the term of his Agreement with Aflac. Similarly, "Aflac Business" will not include any business operation, which formerly was part of the business conducted by the Aflac Companies and which ceased being a part thereof due to divestiture or discontinuation of that part of the business.

C.Nondisclosure of Trade Secrets. For purposes of this Agreement, Trade Secrets means any Confidential Information described above without regard to form which: (i) is not commonly known by or available to the public; (ii) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (iii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Consultant agrees that all Trade Secrets and all physical embodiments thereof are confidential to Aflac and will remain Aflac’s sole and exclusive property. Consultant warrants and agrees that until and unless such Trade Secrets lose their status as Trade Secrets through no fault, either directly or indirectly, of Consultant will not reproduce, use, distribute, disclose, publish, misappropriate or otherwise disseminate any Trade Secrets and will not take any action causing, or fail to take any action to prevent, any Trade Secret to lose its character as a Trade Secret. The Defend Trade Secrets Act of 2016 provides immunity from state and federal civil or criminal liability for Consultant if Consultant discloses a trade secret: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, but in either case only if the disclosure is solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed with a court in a lawsuit or other proceeding, if the filing of that document is made under seal, and any other disclosure of the trade secret Consultant makes is only as allowed by the court.
D.Non-disparagement. Consultant agrees that he will not make any statements to agents, brokers, policyholders, customers, and suppliers of Aflac or to other members of the public that are in any way disparaging or negative toward Aflac, its shareholders, directors, employees, agents, or Aflac’s products and services. This is not intended to preclude Consultant from testifying truthfully in any case in a court of law or before an administrative agency.
E.Non-Solicitation of Customers and Distributors. Consultant agrees that, for a period of twelve (12) months beginning on the Effective Date, Consultant shall not, directly or indirectly, on behalf of any person or business, solicit, contact, or call upon any policyholder, customer, customer prospect, or distributor of Aflac, or any representative of the same, with a view toward the sale of or providing any service or product competitive with any service or product sold or provided by

Aflac during the term of Consultant’s agreement with Aflac; provided, however, the restrictions set forth in this Section 8(E) shall apply only to policyholders, customers, prospects, or distributors of Aflac, or representatives of the same, with which Consultant had Material Contact (either in his capacity as an employee of Corporation or one of its affiliates, or as a Consultant hereunder) during the twelve (12) month period beginning on the Effective Date. For purposes of this provision, “Material Contact” means a contact between Consultant and a policyholder, customer, customer prospect or distributor: (1) with whom or which Consultant dealt on behalf of Aflac; (2) whose dealings with Aflac were coordinated or supervised by Consultant; (3) about whom Consultant obtained Confidential Information in the ordinary course of business as a result of Consultant’s agreement with Aflac; or (4) who receives products or services authorized by Aflac, the sale or provision of which results or resulted in compensation, commissions, or earnings for Consultant within two (2) years prior to the Effective Date.
F.Non-Solicitation of Employees and Associates. Consultant agrees that, for a period of twelve (12) months beginning on the Effective Date, Consultant shall not, directly or indirectly, solicit, recruit, or induce any employee, agent, or independent contractor of Aflac to terminate his or her engagement with Aflac so as to work for any Competing Business; provided however, that the restrictions set forth in this Section 8(F) shall only apply to employees, agents, or independent contractors with whom Consultant had contact (either in his capacity as an employee of Corporation or one of its affiliates, or as Consultant hereunder) during the twelve (12) month period ending on the Effective Date.
G.Enforcement of Restrictive Covenants.

(i)Blue Penciling. The parties agree that if any court finds that any provision in Section 8 is overly broad such that it is unenforceable under applicable state law, the court may reform that provision to narrow its scope to the extent necessary to render it enforceable.

(ii)Severability. Consultant acknowledges and agrees that the restrictive covenants contained in Section 8(A) through 8(F) are reasonable and valid and do not impose limitations greater than those that are necessary to protect the business interests and confidential information of Aflac. The parties agree that the invalidity or unenforceability of any one or more of such covenants, other provisions, or parts thereof (collectively the “Covenants”) will not affect the validity or enforceability of the other Covenants, all of which are inserted conditionally on their being valid in law. In the event one or more Covenants contained herein are ruled invalid (after application of subsection (i) of this section), this Agreement will be construed as if such invalid Covenant had not been inserted. The parties hereto agree that the Covenants contained in this Agreement are severable and divisible; that none of such Covenants depends on any other Covenant for its enforceability; that such Covenants constitute enforceable obligations between the parties; that each such Covenant will be construed as an agreement independent of any other Covenant of this

Agreement; and that the existence of any claim or cause of action by one party to this Agreement against the other party to this Agreement, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by any party to this Agreement of any such Covenant.

(iii)Injunctive Relief. If Consultant breaches any of the Covenants contained in this Section 8, Consultant agrees that: (a) Aflac would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by Aflac; and (c) if Aflac seeks injunctive relief to enforce this Agreement, Consultant shall waive and shall not (i) assert any defense that Aflac has an adequate remedy at law with respect to the breach, (ii) require that Aflac submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require Aflac to post a bond or any other security. Accordingly, in the event of a breach or a threatened breach by Consultant of any of the restrictive covenants in this Section 8, Aflac shall be entitled to an injunction in a court of law restraining Consultant from such breach or threatened breach, as well as recovery of its costs and reasonable attorneys’ fees. Nothing herein shall be construed as prohibiting Aflac from pursuing any other remedies available to it for such breach or threatened breach including the recovery of damages from Consultant as set forth in this Agreement.

(iv)Claim for Damages. Consultant acknowledges that, in addition to seeking injunctive relief, Aflac may bring a cause of action against Consultant for any and all losses, liabilities, damages, deficiencies, costs (including, without limitation, court costs), and expenses (including, without limitation, reasonable attorneys’ fees), incurred by Aflac and arising out of or due to Consultant’s breach of any Covenant contained in Section 8. Aflac shall be entitled to its costs and attorneys’ fees incurred in seeking the recovery of damages from Consultant. .
9.Termination on Account of Death. In addition, this Agreement shall terminate upon the date of Consultant’s death during the Term. Following Consultant’s death, any unpaid portion of the Annual Fee under Section 5 shall be paid to Consultant’s estate within sixty (60) days following Consultant’s death.
10.Indemnification. The Corporation agrees to indemnify Consultant in connection with Consultant’s representation of the Corporation and/or its subsidiaries on any designated Board seats in accordance with the Corporation’s Amended and Restated Bylaws.

11.Miscellaneous.
(a)Assignment. This Agreement is for the personal services of Consultant, and the rights and obligations of Consultant under this Agreement are not assignable or delegable in whole or in part by Consultant or Corporation without the prior written consent of the other party.

(b)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
(c)Headings; References. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections will, unless otherwise provided, refer to sections hereof.
(d)Amendments and Waivers. Except as otherwise specified herein, this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Corporation and Consultant.
(e)Governing Law. The laws of the State of Georgia will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or the place for performance thereof. Corporation and Consultant agree that the state and federal courts situated in Muscogee County, Georgia will have personal jurisdiction over Corporation and Consultant to hear all disputes arising under this Agreement. Corporation and Consultant agree that venue will be proper with the state or federal courts in Muscogee County, Georgia to hear such disputes.
(f)No Third Party Beneficiaries. Nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under, or by reason of, this Agreement.
(g)Notices. All notices, communications and deliveries hereunder must be made in writing signed by or on behalf of the party making the same and must be delivered personally or sent by certified mail (return receipt requested) or by any national overnight courier service (with postage and other fees prepaid) as follows:
(i)    To Consultant:

        Eric M Kirsch
        7686 Stonehaven Lane
        Boca Raton, Florida 33486

    (ii)    To Corporation:

        Aflac Incorporated
        1932 Wynnton Road, Mail Drop
        Columbus, Georgia 31999-0001
        Attention: COO, Aflac Inc.

or to such other representative or at such other address of a party as such party hereto may furnish to the other party in writing. Any such notice, communication or delivery will be deemed given or made (i) on the date of delivery if delivered in person (by courier service or otherwise), or (ii) on the third business day after it is mailed by certified mail.

(h)Binding Effect. This Agreement will be for the benefit of, and will be binding upon, Corporation and Consultant and their respective heirs, personal representatives, legal representatives, successors and assigns.
(i)Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision is not a part hereof, and the remaining provisions hereof shall remain in full force and effect; and in lieu of any illegal, invalid or unenforceable provision herein, there shall be added automatically as a part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
(j)Prior Agreements. Except to the extent specified therein as a continuing right or obligation, all prior agreements (the “Prior Agreements”) between the parties with respect to the employment of Consultant shall end and be of no further effect as of March 31, 2023, and no party hereto shall have any further rights or obligations with respect to the employment of Consultant under the Prior Agreements after said date. For clarification, any compensation or benefit plans, agreements or arrangements that provide benefits and/or compensation for Consultant and/or his spouse and dependents and for which Consultant remains eligible pursuant to the terms of such plans, agreements or arrangements or this Agreement (for example, the 401(k) plan, the pension plan, and Consultant’s interests thereunder) shall remain in effect pursuant to the operative terms thereof.
    IN WITNESS WHEREOF, Corporation has hereunto caused its name to be signed and its seal to be affixed by its duly authorized officers, and Consultant has hereunto set his hand and seal, all being done in duplicate originals, with one original being delivered to each party as of the 25th day of October, 2022.

                         AFLAC INCORPORATED

/s/ Eric M Kirsch	BY:	/s/ Fred Crawford
Eric M Kirsch		FRED CRAWFORD
Consultant		President and COO

/s/ Audrey L Weisberg	ATTEST:	/s/ J. Matthew Loudermilk
Witness		J. MATTHEW LOUDERMILK
Vice President, Corporate Secretary